For more information: Richard M. Shepperd
765.463.4527
dshepperd@bioanalytical.com

BASi Announces Resignations of Peter T. Kissinger, Ph.D. and Candice B. Kissinger and Selection of Peter T. Kissinger as Chairman Emeritus of the Board of Directors

WEST LAFAYETTE, IN, October 2, 2007 — Bioanalytical Systems, Inc. (Nasdaq: BASI) announced today that Peter T. Kissinger, Ph.D. and Candice B. Kissinger have resigned from the Board of Directors of BASi. Dr. Kissinger has also resigned as the Chief Scientific Officer and Chairman of the Board, and Mrs. Kissinger resigned from the offices of Vice President, Secretary and Director of Research. In connection with their resignations, BASi has entered into a severance agreement with each of Dr. Kissinger and Mrs. Kissinger, as well as a license agreement for a new technology which Mrs. Kissinger has developed while with BASi. BASi also named Dr. Kissinger to be the Chairman Emeritus of its Board of Directors. This completes the negotiations regarding the departures of Dr. and Mrs. Kissinger that were previously disclosed by BASi.

Richard M. Shepperd, President and Chief Executive Officer of BASi, noted today that "all of the people of BASi wish to express their thanks to Pete and Candice Kissinger for the leadership they have provided over their years with BASi. We acknowledge all of the fine work that Pete and Candice have accomplished for BASi. On behalf of the Board, I want to thank Pete and Candice for their many years of service with BASi. We know that they have had the best interests of BASi in mind throughout their tenures."

Dr. Kissinger commented, “Candice and I had a wonderful thirty year run at BASi and it is a good time for us to move on to new opportunities. Our strengths and passions are on the technical side and we are excited to apply our skills to several entrepreneurial activities."

BASi is a contract research and research products company providing services and laboratory instruments to the world’s leading drug development companies and life science research organizations. The Company focuses on developing innovative services and products that increase efficiency and reduce costs associated with taking new drugs to market. Visit www.bioanalytical.com for more about BASi.

This release contains forward-looking statements that are subject to risks and uncertainties including, but not limited to, risks and uncertainties related to management transition matters, the development of products and services, changes in technology, industry standards and regulatory standards, and various market and operating risks detailed in the company’s filings with the Securities and Exchange Commission.

# # # # #